Exhibit 107 Calculation of Filing Fee Table Form S-8 (Form Type) Elicio Therapeutics, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered (1) Proposed Maximum Offering Price Per Share Maximum Aggregate Offering Price (3) Fee Rate Amount of Registration Fee Equity Common Stock, par value $0.01 per share 457(c) and 457(h) 551,469 (2) $ 8.155 (3) $ 4,497,229.695 $ 0.00015310 $ 688.53 Total Offering Amount $ 4,497,229.695 $ 688.53 Total Fees Previously Paid — Total Fee Offsets — Net Fee Due $ 688.53 (1) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) The number of shares of common stock, par value $0.01 per share (“Common Stock”), of Elicio Therapeutics, Inc. (the “Registrant”) stated above consists of additional shares of Common Stock available for issuance under the Elicio Therapeutics, Inc. 2021 Incentive Award Plan (the “2021 Plan”), by operation of the 2021 Plan’s “evergreen” provision. (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2021 Plan is based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Capital Market on March 26, 2025.